Exhibit 10.1

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
INVESTORS BANCORP, INC.
AND
AMERICAN BANCORP OF NEW JERSEY, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 14, 2008, by and between Investors Bancorp, Inc., a Delaware corporation (“Investors”), and American Bancorp of New Jersey, Inc., a New Jersey corporation (“ABNJ”).

WHEREAS, the Board of Directors of each of Investors and ABNJ (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, ABNJ will merge with and into Investors (the “Merger”), and immediately thereafter American Bank of New Jersey, a federally chartered stock savings bank and wholly owned subsidiary of ABNJ (“American Bank”), will be merged with and into Investors Savings Bank, a New Jersey chartered stock savings bank and wholly owned subsidiary of Investors (“Investors Savings Bank”); and

WHEREAS, as a condition to the willingness of Investors to enter into this Agreement, each of the directors and executive officers of ABNJ has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Investors (the “ABNJ Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of ABNJ owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Certain Definitions

1.1.  Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“ABNJ” shall mean American Bancorp of New Jersey, Inc., a New Jersey corporation, with its principal offices located at 365 Broad Street, Bloomfield, New Jersey 07003.

“ABNJ Common Stock” shall mean the common stock, par value $0.10 per share, of ABNJ.

“ABNJ DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by ABNJ to Investors specifically referring to the appropriate section of this Agreement.

“ABNJ Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of ABNJ and subsidiaries as of September 30, 2008 and 2007 and the consolidated statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of ABNJ and subsidiaries for each of the three years ended September 30, 2008, 2007 and 2006, and (ii) the unaudited interim consolidated financial statements of ABNJ and subsidiaries as of the end of each calendar quarter following September 30, 2008 and for the periods then ended.

“ABNJ Equity Plans” shall mean the ABNJ 2005 Stock Option Plan, the ABNJ 2005 Restricted Stock Plan and the ABNJ 2006 Equity Incentive Plan and any amendments thereto.

“ABNJ Option” shall mean an option to purchase shares of ABNJ Common Stock granted pursuant to the ABNJ Equity Plans and as set forth in ABNJ DISCLOSURE SCHEDULE 4.3.1.

“ABNJ Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“ABNJ Regulatory Reports” means the Thrift Financial Reports of American Bank and accompanying schedules, as filed with the OTS, for each calendar quarter beginning with the quarter ended March 31, 2007, through the Closing Date, and all Reports filed with the OTS by ABNJ from March 31, 2007 through the Closing Date.

“ABNJ Shareholders Meeting” shall have the meaning set forth in Section 8.1.1.

“ABNJ Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by ABNJ or American Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of American Bank.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement and any amendment hereto.

“American Bank” shall mean American Bank of New Jersey, a stock savings bank chartered by the OTS, with its principal offices located at 365 Broad Street, Bloomfield, New Jersey 07003, which is a wholly owned subsidiary of ABNJ.

“Applications” means the applications for regulatory approval that are required by the transactions contemplated hereby.

“Bank Merger” shall mean the merger of American Bank with and into Investors Savings Bank, with Investors Savings Bank as the surviving institution, which merger shall occur immediately following the Merger.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the OTS, FDIC, FRB and the Department, which regulates Investors Savings Bank or American Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.1.3.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.3.

“Certificate” shall mean certificates evidencing shares of ABNJ Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Department” shall mean the New Jersey Department of Banking and Insurance.

“DGCL” shall mean the Delaware General Corporation Law.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean such bank or trust company or other agent designated by Investors, which shall act as agent for Investors in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“FINRA” shall mean the Financial Institutions Regulatory Authority.

“FRB” shall man the Board of Governors of the Federal Reserve or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“Investors Savings Bank” shall mean Investors Savings Bank, a New Jersey chartered stock savings bank, with its principal offices located at 101 JFK Parkway, Short Hills, New Jersey 07078, which is a wholly owned subsidiary of Investors.

“Investors” shall mean Investors Bancorp, Inc., a Delaware corporation, with its principal executive offices located at 101 JFK Parkway, Short Hills, New Jersey 07078.

“Investors Common Stock” shall mean the common stock, par value $.01 per share, of Investors.

“INVESTORS DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Investors to ABNJ specifically referring to the appropriate section of this Agreement.

“Investors Financial Statements” shall mean the (i) the audited consolidated statements of condition (including related notes and schedules) of Investors and subsidiaries as of June 30, 2008, 2007 and 2006 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Investors and subsidiaries for each of the three years ended June 30, 2008, 2007 and 2006, as set forth in Investors’ annual report for the year ended June 30, 2008, and (ii) the unaudited interim consolidated financial statements of Investors and subsidiaries as of the end of each calendar quarter following June 30, 2008, and for the periods then ended, as filed by Investors in its Securities Documents.

“Investors Stock Benefit Plans” shall mean the 2006 Equity Incentive Plan.

“Investors Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by Investors or Investors Savings Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Investors Savings Bank.

“IRS” shall mean the United States Internal Revenue Service.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

“Material Adverse Effect” shall mean, with respect to Investors or ABNJ, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Investors and its Subsidiaries taken as a whole, or ABNJ and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either ABNJ, on the one hand, or Investors, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. With respect to ABNJ, and without limiting the foregoing, a Material Adverse Effect shall be deemed to have occurred if loans accounted for on a non-accrual basis, together with loans 90 days or more delinquent (“non-performing loans”) at any month end prior to Closing exceed 4% of total loans at such month end (provided that loans (or any amount thereof) accounted for on a non-accrual basis together with loans 90 days or more delinquent that are charged-off after the date hereof but prior to Closing shall be considered non-performing loans for purposes of this calculation). For purposes of this Agreement, the term “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) the impact of compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (d) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of ABNJ and its Subsidiaries pursuant to the employment agreements, plans and other arrangements described in Section 7.8 of this Agreement, (e) any charge or reserve taken by ABNJ at the request of Investors pursuant to Section 6.11 of this Agreement, (f) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party or pursuant to the terms of this Agreement, (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries or (e) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of Investors or ABNJ, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of ABNJ with and into Investors (or a subsidiary thereof) pursuant to the terms hereof.

“Merger Consideration” shall have the meaning set forth in Section 3.1.6.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Investors Common Stock to be offered to holders of ABNJ Common Stock in connection with the Merger.

“Nasdaq” shall mean the Nasdaq Global Select Market.

“NJBCA” shall mean the New Jersey Business Corporation Act.

“OTS” shall mean the Office of Thrift Supervision or any successor thereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.13.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.4.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Exchange” shall mean the Nasdaq Stock Market.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean September 30, 2009.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

The Merger

2.1.  Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) ABNJ shall merge with and into Investors, with Investors as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of ABNJ shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of ABNJ shall be vested in and assumed by Investors. As part of the Merger, each share of ABNJ Common Stock (other than Treasury Stock) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof. Immediately after the Merger, American Bank shall merge with and into Investors Savings Bank, with Investors Savings Bank as the resulting institution.

2.2.  Effective Time.

The Closing shall occur no later than the close of business on the tenth business day following the latest to occur of (i) all Regulatory Approvals of the Merger and the Bank Merger, (ii) ABNJ shareholder approval of the Merger, or (iii) the passing of any applicable waiting periods; or at such other date or time upon which Investors and ABNJ mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State and with the New Jersey Secretary of State on the day of the Closing (the “Closing Date”), in accordance with the DGCL. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Delaware Office of the Secretary of State and the New Jersey Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL and the NJBCA.

2.3.  Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of Investors as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4.  Directors and Officers of Surviving Corporation.

The directors of Investors immediately prior to the Effective Time shall remain directors of the Surviving Corporation. Effective upon the Effective Time, the number of persons comprising the Board of Directors of Investors and Investors Savings Bank shall each be increased by one, and James H. Ward III shall be appointed to the Board of Directors of Investors and Investors Savings Bank. The officers of Investors immediately prior to the Effective Time shall remain the officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5.  Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and the NJBCA.

2.6.  Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Investors, ABNJ nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Investors and ABNJ each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.

2.7.  Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Investors shall be entitled to revise the structure of the Merger or the Bank Merger, including without limitation, by merging ABNJ into a wholly owned subsidiary of Investors, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement (ii) there are no adverse Federal or state income tax consequences to ABNJ shareholders as a result of the modification; (iii) the consideration to be paid to the holders of ABNJ Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger and the Bank Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8.  Bank Merger

Investors and ABNJ shall use their reasonable best efforts to cause the merger of American Bank with and into Investors Savings Bank, with Investors Savings Bank as the surviving institution, to occur as soon as practicable after the Effective Time. In addition, following the execution and delivery of this Agreement, Investors will cause Investors Savings Bank, and ABNJ will cause American Bank, to execute and deliver the Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit A.

2.9.  Additional Actions

If, at any time after the Effective Time, Investors shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Investors its right, title or interest in, to or under any of the rights, properties or assets of ABNJ, American Bank, or (ii) otherwise carry out the purposes of this Agreement, ABNJ and its officers and directors shall be deemed to have granted to Investors an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Investors its right, title or interest in, to or under any of the rights, properties or assets of ABNJ or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Investors are authorized in the name of ABNJ or otherwise to take any and all such action.

ARTICLE III

Conversion of Shares

3.1.  Conversion of ABNJ Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Investors, ABNJ or the holders of any of the shares of ABNJ Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of Investors Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of ABNJ Common Stock held in the treasury of ABNJ (“Treasury Stock”) and each share of ABNJ Common Stock owned by Investors immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Subject to the provisions of this Article III, each share of ABNJ Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2, the following, without interest:

(A) for each share of ABNJ Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Cash Election”), cash from Investors in an amount equal to $12.50 (the “Cash Consideration”) (collectively, “Cash Election Shares”);

(B) for each share of ABNJ Common Stock with respect to which an election to receive Investors Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Stock Election”), 0.9218 shares (“the Exchange Ratio”) of Investors Common (the “Stock Consideration”) (collectively, the “Stock Election Shares”);

(C) a combination of the Cash Consideration and the Stock Consideration (a “Mixed Election” and collectively the “Mixed Election Shares”); and

(D) for each share of ABNJ Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election has been effectively made and not revoked or lost, pursuant to Section 3.2 (collectively, “Non-Election Shares”), such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 3.2.

3.1.4. After the Effective Time, shares of ABNJ Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by ABNJ on such shares of ABNJ Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.5. In the event Investors changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Investors Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Investors Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to Investors Common Stock if Investors issues additional shares of Common Stock and receives fair market value consideration for such shares.

3.1.6. The consideration that any one ABNJ shareholder may receive pursuant to Article III is referred to herein as the “Merger Consideration.”

3.2.  Election Procedures.

3.2.1. Holders of ABNJ Common Stock may elect to receive shares of Investors Common Stock or cash (in either case without interest) in exchange for their shares of ABNJ Common Stock in accordance with the procedures set forth herein; provided that, in the aggregate, and subject to the provisions of Section 3.2.7, 70% of the total number of shares of ABNJ Common Stock issued and outstanding at the Effective Time, excluding any Treasury Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of ABNJ Common Stock shall be converted into the Cash Consideration. Shares of ABNJ Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of ABNJ Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of ABNJ Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of ABNJ Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as ABNJ and Investors shall mutually agree (“Election Form”), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Time or on such earlier date as Investors and ABNJ shall mutually agree (the “Mailing Date”) to each holder of record of ABNJ Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of ABNJ Common Stock held by such holder, in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares, in accordance with Section 3.1.3, (iii) elect to receive the Stock Consideration for a part of such holder’s ABNJ Common Stock and the Cash consideration for the remaining part of such holder’s ABNJ Common Stock, or (iv) to indicate that such record holder has no preference as to the receipt of cash or Investors Common Stock for such shares. A holder of record of shares of ABNJ Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of ABNJ Common Stock held by such Representative for a particular beneficial owner. Any shares of ABNJ Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 25th day following the Mailing Date (or such other time and date as Investors and ABNJ may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. ABNJ shall use its reasonable best efforts to make available up to two separate Election Forms, or such additional Election Forms as Investors may permit, to all persons who become holders (or beneficial owners) of ABNJ Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. ABNJ shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of ABNJ Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If an ABNJ shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of ABNJ Common Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Investors shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Investors or ABNJ, upon exercise by Investors or ABNJ of its respective or their mutual rights to terminate this Agreement to the extent provided under Article XI, that this Agreement has been terminated in accordance with Article XI.

3.2.4. If the aggregate number of shares of ABNJ Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. Adjustment to Preserve Tax Treatment.  Notwithstanding anything in this Article III to the contrary, if the aggregate value of the Stock Consideration to be delivered as of the Effective Time, less the amount of cash paid in lieu of fractional shares of Investors Common Stock pursuant to Section 3.2.7 (the “Stock Value”), is less than 42.5% of the sum of (i) the aggregate value of the Merger Consideration to be delivered as of the Effective Time, plus (ii) the value of any consideration described in Treasury Regulations Section 1.368-1(e)(1)(ii), plus (iii) the value of any consideration paid by Investors or any of its Subsidiaries (or any “related person” to Investors or any of its Subsidiaries within the meaning of Treasury Regulations Section 1.368-1(e)(3)) to acquire shares of ABNJ Common Stock prior to the Effective Time (such sum, the “Aggregate Value”), then Investors may reduce the number of shares of outstanding ABNJ Common Stock entitled to receive the Cash Consideration and correspondingly increase the number of shares of ABNJ Common Stock entitled to receive the Stock Consideration by the minimum amount necessary to cause the Stock Value to equal 42.5% of the Aggregate Value.

3.2.7. No Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Investors Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Investors Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Investors. In lieu of the issuance of any such fractional share, Investors shall pay to each former holder of ABNJ Common Stock who otherwise would be entitled to receive a fractional share of Investors Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Investors Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of ABNJ Common Stock owned by a ABNJ shareholder shall be combined so as to calculate the maximum number of whole shares of Investors Common Stock issuable to such ABNJ shareholder.

3.3.  Procedures for Exchange of ABNJ Common Stock.

3.3.1. Investors to Make Merger Consideration Available.  After the Election Deadline and no later than the Closing Date, Investors shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of ABNJ Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of Investors Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including any cash that may be payable in lieu of any fractional shares of ABNJ Common Stock) (such cash and certificates for shares of Investors Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

3.3.2. Exchange of Certificates.  Investors shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and cash in lieu of fractional shares, if any, into which the ABNJ Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Investors Common Stock (if any) to which such former holder of ABNJ Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof, (ii) a check representing that amount of cash (if any) to which such former holder of ABNJ Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Investors Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

3.3.3. Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding ABNJ Common Stock shall have no rights, after the Effective Time, with respect to such ABNJ Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Investors Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Investors Common Stock represented by such Certificate.

3.3.4. Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5. Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of ABNJ of the ABNJ Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6. Return of Exchange Fund.  At any time following the six (6) month period after the Effective Time, Investors shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Investors (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Investors nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7. Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Investors, the posting by such person of a bond in such amount as Investors may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8. Withholding.  Investors or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of ABNJ Common Stock such amounts as Investors (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Investors or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the ABNJ Common Stock in respect of whom such deduction and withholding were made by Investors or the Exchange Agent.

3.3.9. Treatment of ABNJ Options.  ABNJ DISCLOSURE SCHEDULE 4.3.1 sets forth all of the outstanding ABNJ Options as of the date hereof. Prior to and effective as of the Effective Time, ABNJ shall take all actions necessary to terminate the ABNJ Equity Plans. Holders of all unexercised ABNJ Options as of the Effective Time will receive, in cancellation of their ABNJ Options, a cash payment from ABNJ immediately prior to the Effective Time, in an amount equal to the product of (x) the number of shares of ABNJ Common Stock provided for in such ABNJ Option and (y) the excess, if any, of $12.50 over the exercise price per share provided for in such ABNJ Option (the “Cash Option Payment”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. Subject to the foregoing, ABNJ Options not exercised prior to the Effective Time shall terminate. Prior to the Effective Time, ABNJ shall obtain the written consent of each option holder to the cancellation of the ABNJ Options in exchange for the Cash Option Payment.

3.4.  Reservation of Shares.

3.4.1. Investors shall reserve for issuance a sufficient number of shares of the Investors Common Stock for the purpose of issuing shares of Investors Common Stock to the ABNJ shareholders in accordance with this Article III.

3.5.  Modification of Merger Consideration

Notwithstanding anything in this Agreement to the contrary, in the event that by May 31, 2009 Investors has not received Regulatory Approvals to issue shares of Investors Common Stock in the Merger, in accordance with the terms hereof, then Investors may elect to proceed with the Merger on the basis of converting each outstanding share of ABNJ Common Stock into the right to receive the Cash Consideration, all references to Merger Consideration shall mean the Cash Consideration, and the applicable provisions of this Agreement shall be deemed modified accordingly. In such event, and notwithstanding anything contained in Section 2.7 hereof, the Merger shall be accomplished by merging a newly formed, wholly owned first tier subsidiary of Investors with and into ABNJ.

ARTICLE IV

Representations and Warranties of ABNJ

ABNJ represents and warrants to Investors that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the ABNJ DISCLOSURE SCHEDULE delivered by ABNJ to Investors on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. ABNJ has made a good faith effort to ensure that the disclosure on each schedule of the ABNJ DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the ABNJ DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of ABNJ shall include the Knowledge of American Bank.

4.1.  Standard.

No representation or warranty of ABNJ contained in this Article IV shall be deemed untrue or incorrect, and ABNJ shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Section 4.2.1 and 4.2.2, 4.2.4 and 4.2.5), 4.3, 4.4, 4.8, 4.9.5, 4.13.5, 4.13.8, 4.13.10 and 4.13.11, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained. Provided further, that as to the representations contained in Sections 4.13.5, 4.13.8, 4.13.10, 4.13.11, if there is a breach that relates to an undisclosed payment, expense accrual or cost in excess of $300,000 (either individually or in the aggregate), such breach shall be considered material.

4.2.  Organization.

4.2.1. ABNJ is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly registered as a savings and loan holding company under the HOLA. ABNJ has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2. American Bank is a federally chartered savings bank duly organized and validly existing under the laws of the United States. The deposits of American Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by American Bank when due. American Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3. ABNJ DISCLOSURE SCHEDULE 4.2.3 sets forth each ABNJ Subsidiary. Each ABNJ Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

4.2.4. The respective minute books of ABNJ, American Bank and each other ABNJ Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

4.2.5. Prior to the date of this Agreement, ABNJ has made available to Investors true and correct copies of the certificate of incorporation or charter and bylaws of ABNJ, American Bank and each other ABNJ Subsidiary.

4.3.  Capitalization.

4.3.1. The authorized capital stock of ABNJ consists of 20,000,000 shares of common stock, $0.10 par value per share, of which 10,859,692 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of Preferred Stock, par value $0.10 per share, of which there are no shares issued and outstanding. There are 3,668,261 shares of ABNJ Common Stock held by ABNJ as Treasury Stock. Neither ABNJ nor any ABNJ Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ABNJ Common Stock, or any other security of ABNJ or a ABNJ Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of ABNJ Common Stock or any other security of ABNJ or any ABNJ Subsidiary, other than shares issuable under the ABNJ Equity Plans. ABNJ DISCLOSURE SCHEDULE 4.3.1 sets forth the name of each holder of options to purchase ABNJ Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

4.3.2. ABNJ owns all of the capital stock of American Bank, free and clear of any lien or encumbrance. Except for the ABNJ Subsidiaries, ABNJ does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of ABNJ Subsidiaries, equity interests held by ABNJ Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of ABNJ Subsidiaries, including stock in the FHLB. Either ABNJ or American Bank owns all of the outstanding shares of capital stock of each ABNJ Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.3.3. To ABNJ’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of ABNJ Common Stock, except as listed on ABNJ’s DISCLOSURE SCHEDULE 4.3.3.

4.4.  Authority; No Violation.

4.4.1. ABNJ has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by ABNJ’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ABNJ and the completion by ABNJ of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of ABNJ, and no other corporate proceedings on the part of ABNJ, except for the approval of the ABNJ shareholders, is necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by ABNJ, and subject to approval by the shareholders of ABNJ and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Investors, constitutes the valid and binding obligation of ABNJ, enforceable against ABNJ in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to receipt of Regulatory Approvals and ABNJ’s and Investors’ compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of ABNJ, (A) the execution and delivery of this Agreement by ABNJ, (B) the consummation of the transactions contemplated hereby, and (C) compliance by ABNJ with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of ABNJ or any ABNJ Subsidiary or the charter and bylaws of American Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ABNJ or any ABNJ Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ABNJ or American Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which ABNJ or American Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on ABNJ and the ABNJ Subsidiaries taken as a whole.

4.5.  Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein and filing of Articles of Combination with Bank Regulators, (b) the filing of the Certificate of Merger with the Secretary of State of the States of Delaware and New Jersey, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of Investors Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Investors Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of ABNJ, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to ABNJ’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by ABNJ, and (y) the completion of the Merger and the Bank Merger. ABNJ has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6.  Financial Statements.

4.6.1. ABNJ has previously made available to Investors the ABNJ Regulatory Reports. The ABNJ Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2. ABNJ has previously made available to Investors the ABNJ Financial Statements. The ABNJ Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of ABNJ and the ABNJ Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3. At the date of each balance sheet included in the ABNJ Financial Statements or the ABNJ Regulatory Reports, neither ABNJ nor American Bank, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ABNJ Financial Statements or ABNJ Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.4. The records, systems, controls, data and information of ABNJ and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ABNJ or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6.4. ABNJ (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to ABNJ, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of ABNJ by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to ABNJ’s outside auditors and the audit committee of ABNJ’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ABNJ’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ABNJ’s internal control over financial reporting. These disclosures (if any) were made in writing by management to ABNJ’s auditors and audit committee and a copy has previously been made available to Investors. As of the date hereof, to the knowledge of ABNJ, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

4.6.5. Since October 1, 2006, (i) neither ABNJ nor any of its Subsidiaries nor, to the knowledge of ABNJ, any director, officer, employee, auditor, accountant or representative of ABNJ or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ABNJ or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ABNJ or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing ABNJ or any of its Subsidiaries, whether or not employed by ABNJ or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by ABNJ or any of its officers, directors, employees or agents to the Board of Directors of ABNJ or any committee thereof or to any director or officer of ABNJ.

4.7.  Taxes.

Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.7, ABNJ and the ABNJ Subsidiaries that are at least 80 percent owned by ABNJ are members of the same affiliated group within the meaning of Code Section 1504(a). ABNJ has duly filed all federal, state and material local tax returns required to be filed by or with respect to ABNJ and every ABNJ Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to ABNJ’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from ABNJ and any ABNJ Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.7(b), as of the date of this Agreement, ABNJ has received no written notice of, and to ABNJ’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of ABNJ or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where ABNJ or any of its Subsidiaries do not file tax returns that ABNJ or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.7 (c), ABNJ and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. ABNJ and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and ABNJ and each of its Subsidiaries, to ABNJ’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8.  No Material Adverse Effect.

ABNJ has not suffered any Material Adverse Effect since September 30, 2007 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ABNJ.

4.9.  Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.9.1, neither ABNJ nor any ABNJ Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of ABNJ or any ABNJ Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of ABNJ or any ABNJ Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of ABNJ or any ABNJ Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by ABNJ or any ABNJ Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which ABNJ or any ABNJ Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Investors or any Investors Subsidiary; (vi) any other agreement, written or oral, that obligates ABNJ or any ABNJ Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by ABNJ or any ABNJ Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in ABNJ DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither ABNJ nor any ABNJ Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Investors on or before the date hereof, are listed on ABNJ DISCLOSURE SCHEDULE 4.9.1 and are in full force and effect on the date hereof and neither ABNJ nor any ABNJ Subsidiary (nor, to the Knowledge of ABNJ, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on ABNJ DISCLOSURE SCHEDULE 4.9.3(a), no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.9.3(b), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which ABNJ or any ABNJ Subsidiary is a party or under which ABNJ or any ABNJ Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.9.3(c), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of ABNJ or any ABNJ Subsidiary or upon the occurrence of a subsequent event; or (y) requires ABNJ or any ABNJ Subsidiary to provide a benefit in the form of ABNJ Common Stock or determined by reference to the value of ABNJ Common Stock.

4.9.4. Since December 31, 2007, through and including the date of this Agreement, except as publicly disclosed by ABNJ in the Securities Documents filed or furnished by ABNJ prior to the date hereof, neither ABNJ nor any ABNJ Subsidiary has (i) except for (A) normal increases for employees (other than officers and directors subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2007 (which amounts have been previously made available to Investors), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on ABNJ DISCLOSURE SCHEDULE 4.13.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of ABNJ Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under ABNJ Equity Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of ABNJ or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of ABNJ or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.5. ABNJ did not apply to participate in the Capital Purchase Program established by the United States Treasury Department under the Troubled Assets Relief Program, pursuant to the Emergency Economic Stabilization Act of 2008.

4.10.  Ownership of Property; Insurance Coverage.

4.10.1. ABNJ and each ABNJ Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by ABNJ or each ABNJ Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ABNJ Regulatory Reports and in the ABNJ Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an ABNJ Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the ABNJ Financial Statements. ABNJ and the ABNJ Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by ABNJ and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the ABNJ Financial Statements.

4.10.2. With respect to all material agreements pursuant to which ABNJ or any ABNJ Subsidiary has purchased securities subject to an agreement to resell, if any, ABNJ or such ABNJ Subsidiary, as the case may be, has a lien or security interest (which to ABNJ’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. ABNJ and each ABNJ Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither ABNJ nor any ABNJ Subsidiary, except as disclosed in ABNJ DISCLOSURE SCHEDULE 4.10.3(a), has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by ABNJ or any ABNJ Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years ABNJ and each ABNJ Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. ABNJ DISCLOSURE SCHEDULE 4.10.3(b) identifies all material policies of insurance maintained by ABNJ and each ABNJ Subsidiary as well as the other matters required to be disclosed under this Section.

4.11.  Legal Proceedings.

Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.11, neither ABNJ nor any ABNJ Subsidiary is a party to any, and there are no pending or, to ABNJ’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against ABNJ or any ABNJ Subsidiary, (ii) to which ABNJ or any ABNJ Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of ABNJ or American Bank to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on ABNJ.

4.12.  Compliance With Applicable Law.

4.12.1. To ABNJ’s Knowledge, each of ABNJ and each ABNJ Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither ABNJ nor any ABNJ Subsidiary has received any written notice to the contrary. The Board of Directors of American Bank has adopted and American Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

4.12.2. Each of ABNJ and each ABNJ Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of ABNJ, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3. For the period beginning January 1, 2003, neither ABNJ nor any ABNJ Subsidiary has received any written notification or, to ABNJ’s Knowledge, any other communication from any Bank Regulator (i) asserting that ABNJ or any ABNJ Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to ABNJ or any ABNJ Subsidiary; (iii) requiring, or threatening to require, ABNJ or any ABNJ Subsidiary, or indicating that ABNJ or any ABNJ Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of ABNJ or any ABNJ Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ABNJ or any ABNJ Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “ABNJ Regulatory Agreement”). Neither ABNJ nor any ABNJ Subsidiary has consented to or entered into any ABNJ Regulatory Agreement that is currently in effect or that was in effect since January 1, 2003. The most recent regulatory rating given to American Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

4.12.4. Since the enactment of the Sarbanes-Oxley Act, ABNJ has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq. ABNJ DISCLOSURE SCHEDULE 4.12.4 of sets forth, as of November 30, 2008, a schedule of all officers and directors of ABNJ who have outstanding loans from ABNJ or American Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.13.  Employee Benefit Plans.

4.13.1. ABNJ DISCLOSURE SCHEDULE 4.13.1 includes a descriptive list and copy of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements, split dollar life insurance and any supplemental life insurance agreements and/or policies, and all other material benefit practices, policies and arrangements maintained by ABNJ or any ABNJ Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of ABNJ or any ABNJ Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the

“ABNJ Compensation and Benefit Plans”). Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.13.1, neither ABNJ nor any of its Subsidiaries has any commitment to create any additional ABNJ Compensation and Benefit Plan or to materially modify, change or renew any existing ABNJ Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof.

4.13.2. To the Knowledge of ABNJ and except as disclosed in ABNJ DISCLOSURE SCHEDULE 4.13.2, each ABNJ Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full and each ABNJ Compensation and Benefit Plan that is subject to Code Section 409A is in compliance with Code Section 409A. Each ABNJ Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and ABNJ is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of ABNJ, threatened action, suit or claim relating to any of the ABNJ Compensation and Benefit Plans (other than routine claims for benefits). Neither ABNJ nor any ABNJ Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any ABNJ Compensation and Benefit Plan that would reasonably be expected to subject ABNJ or any ABNJ Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3. ABNJ does not maintain any defined benefit pension plan. To the Knowledge of ABNJ, and except as set forth in ABNJ DISCLOSURE SCHEDULE 4.13.3, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any ABNJ Compensation and Benefit Plan, or any plan maintained by any entity which is considered one employer with ABNJ under Section 4001(b)(1) of ERISA or Code Section 414 (“ERISA Affiliate”)(such plan being referred to as an “ERISA Affiliate Plan”). Neither ABNJ, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

4.13.4. Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any ABNJ Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which ABNJ or any ABNJ Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on ABNJ’s consolidated financial statements to the extent required by GAAP. ABNJ and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable ABNJ Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5. Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.13.5(a), neither ABNJ nor any ABNJ Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any ABNJ Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable law to any employee or director. Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.13.5(b), there has been no communication to employees by ABNJ or any ABNJ Subsidiary that would reasonably be expected to promise or guarantee such employees or directors retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6. Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.13.6, ABNJ and its Subsidiaries do not maintain any ABNJ Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7. With respect to each ABNJ Compensation and Benefit Plan, if applicable, ABNJ has provided or made available to Investors copies of the: (A) plan documents, administrative forms, any loan documents under an ABNJ employee stock ownership plan, trust instruments and insurance contracts; (B) three most recent Forms 5500 as filed; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); (H) ESOP allocation and suspense account records for the past three years; and (I) copies of all equity grant agreements.

4.13.8. Except as disclosed in ABNJ DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any ABNJ Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any ABNJ Compensation and Benefit Plan.

4.13.9. Except as disclosed in ABNJ DISCLOSURE SCHEDULE 4.13.9, neither ABNJ nor any ABNJ Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10. To the Knowledge of ABNJ, the consummation of the Merger and the Bank Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of ABNJ or any ABNJ Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code), except as set forth in ABNJ DISCLOSURE SCHEDULE 4.13.10.

4.13.11. Except as disclosed in ABNJ DISCLOSURE SCHEDULE 4.13.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock or restricted stock units, outstanding under any of the ABNJ Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12. ABNJ DISCLOSURE SCHEDULE 4.13.12(a) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $50,000 or greater, of American Bank or ABNJ, their title and rate of salary, and their date of hire. ABNJ DISCLOSURE SCHEDULE 4.13.12(b) also sets forth any changes to any ABNJ Compensation and Benefit Plan since December 31, 2007.

4.14.  Brokers, Finders and Financial Advisors.

Neither ABNJ nor any ABNJ Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keefe, Bruyette & Woods, Inc. (“KBW”) by ABNJ and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with KBW, setting forth the fee payable to KBW for its services rendered to ABNJ in connection with the Merger and transactions contemplated by this Agreement, is attached to ABNJ DISCLOSURE SCHEDULE 4.14.

4.15.  Environmental Matters.

4.15.1. Except as may be set forth in ABNJ DISCLOSURE SCHEDULE 4.15 and any Phase I Environmental Report identified therein, with respect to ABNJ and each ABNJ Subsidiary:

(A) To ABNJ’s Knowledge, each of ABNJ and the ABNJ Subsidiaries, the Participation Facilities, and, to ABNJ’s Knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B) ABNJ has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to ABNJ’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the ABNJ Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the ABNJ Subsidiaries or any Participation Facility;

(C) ABNJ has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to ABNJ’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or ABNJ or any of the ABNJ Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(D) To ABNJ’s Knowledge, the properties currently owned or operated by ABNJ or any ABNJ Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) Neither ABNJ nor any ABNJ Subsidiary during the past five years has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To ABNJ’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by ABNJ or any of the ABNJ Subsidiaries or any Participation Facility, and to ABNJ’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by ABNJ or any of the ABNJ Subsidiaries or any Participation Facility; and

(G) To ABNJ’s Knowledge, during the period of (s) ABNJ’s or any of the ABNJ Subsidiaries’ ownership or operation of any of their respective current properties or (t) ABNJ’s or any of the ABNJ Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To ABNJ’s Knowledge, prior to the period of (x) ABNJ’s or any of the ABNJ Subsidiaries’ ownership or operation of any of their respective current properties or (y) ABNJ’s or any of the ABNJ Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.15.2. “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.16.  Loan Portfolio.

4.16.1. The allowance for loan losses reflected in ABNJ’s audited consolidated balance sheet at September 30, 2008 was, and the allowance for loan losses shown on the balance sheets in ABNJ’s Securities Documents for periods ending after September 30, 2007 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP.

4.16.2. ABNJ DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of the most recently available date (and in no event later than November 30, 2008), by account, of: (A) all loans (including loan participations) of American Bank or any other ABNJ Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of American Bank or any other ABNJ Subsidiary which have been terminated by American Bank or any other ABNJ Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which American Bank or any other ABNJ Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from American Bank or any other ABNJ Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein American Bank or any other ABNJ Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified American Bank or any other ABNJ Subsidiary during the past twelve months of, or has asserted against American Bank or any other ABNJ Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of American Bank, each borrower, customer or other party which has given American Bank or any other ABNJ Subsidiary any oral notification of, or orally asserted to or against American Bank or any other ABNJ Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by American Bank or any American Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that DISCLOSURE SCHEDULE 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of ABNJ and the ABNJ Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of ABNJ’s or the appropriate ABNJ Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in ABNJ DISCLOSURE SCHEDULE 4.16.3. To the Knowledge of ABNJ, the loans, discounts and the accrued interest reflected on the books of ABNJ and the ABNJ Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.16.3, all such loans are owned by ABNJ or the appropriate ABNJ Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17.  Securities Documents.

ABNJ has made available to Investors copies of its (i) annual reports on Form 10-K for the years ended September 30, 2007, 2006 and 2005 and (ii) proxy materials used or for use in connection with its meetings of shareholders held in 2008, 2007 and 2006. Such reports and proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

4.18.  Related Party Transactions.

Except as described in ABNJ’s Proxy Statement distributed in connection with the annual meeting of shareholders held in February 2008 (which has previously been provided to Investors), or as set forth in ABNJ DISCLOSURE SCHEDULE 4.18, neither ABNJ nor any ABNJ Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of ABNJ or any ABNJ Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of ABNJ or any ABNJ Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither ABNJ nor any ABNJ Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by ABNJ is inappropriate.

4.19.  Deposits.

Except as set forth in ABNJ DISCLOSURE SCHEDULE 4.19, none of the deposits of ABNJ or any ABNJ Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.20.  Antitakeover Provisions Inapplicable; Required Vote.

The affirmative vote of a majority of the votes cast by the holders of ABNJ Common Stock is required to approve this Agreement and the Merger under the NJBCA. The requirements of the New Jersey Shareholders Protection Act do not apply to the Merger and the Agreement.

4.21.  Registration Obligations.

Neither ABNJ nor any ABNJ Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22.  Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for ABNJ’s own account, or for the account of one or more of ABNJ’s Subsidiaries or their customers (all of which are set forth in ABNJ DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of ABNJ, with counterparties believed to be financially responsible at the time; and to ABNJ’s Knowledge each of them constitutes the valid and legally binding obligation of ABNJ or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither ABNJ nor any ABNJ Subsidiary, nor to the Knowledge of ABNJ any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23.  Fairness Opinion.

ABNJ has received a written opinion from KBW to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of ABNJ pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24.  Intellectual Property

ABNJ and each ABNJ Subsidiary owns or, to ABNJ’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in ABNJ DISCLOSURE SCHEDULE 4.24), and neither ABNJ nor any ABNJ Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. ABNJ and each ABNJ Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of ABNJ, the conduct of the business of ABNJ and each ABNJ Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25.  Labor Matters

There are no labor or collective bargaining agreements to which ABNJ or any ABNJ Subsidiary is a party. To the Knowledge of ABNJ, there is no union organizing effort pending or threatened against ABNJ or any ABNJ Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of ABNJ, threatened against ABNJ or any ABNJ Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of ABNJ, threatened against ABNJ or any ABNJ Subsidiary (other than routine employee grievances that are not related to union employees). ABNJ and each ABNJ Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.26.  ABNJ Information Supplied

The information relating to ABNJ and any ABNJ Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by ABNJ with respect to statements made or incorporated by reference therein based on information supplied by Investors specifically for inclusion or incorporation by reference in the Merger Registration Statement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF INVESTORS

Investors represents and warrants to ABNJ that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1, and except as set forth in the Investors DISCLOSURE SCHEDULE delivered by Investors to ABNJ on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. Investors has made a good faith effort to ensure that the disclosure on each schedule of the Investors DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the Investors DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Investors shall include the Knowledge of Investors Savings Bank.

5.1.  Standard.

No representation or warranty of Investors contained in this Article V shall be deemed untrue or incorrect, and Investors shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2, 5.2.4 and 5.2.5), 5.3, 5.4, and 5.8 which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

5.2.  Organization.

5.2.1. Investors is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. Investors has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2. Investors Savings Bank is a savings bank duly organized, validly existing and in good standing (to the extent required) under New Jersey law. The deposits of Investors Savings Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Investors Savings Bank is a member in good standing of the FHLB and own the requisite amount of stock therein.

5.2.3. INVESTORS DISCLOSURE SCHEDULE 5.2.3 sets forth each Investors Subsidiary. Each Investors Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The respective minute books of Investors and each Investors Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.5. Prior to the date of this Agreement, Investors has made available to ABNJ true and correct copies of the certificate of incorporation and bylaws of Investors and Investors Savings Bank and the Investors Subsidiaries.

5.3.  Capitalization.

5.3.1. The authorized capital stock of Investors consists of 200,000,000 shares of common stock, $0.01 par value, of which 108,927,929 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 50,000,000 shares of preferred stock, $0.01 par value (“Investors Preferred Stock”), none of which are outstanding. There are 9,092,351 shares of Investors Common Stock held by Investors as treasury stock. Neither Investors nor any Investors Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Investors Common Stock, or any other security of Investors or any securities representing the right to vote, purchase or otherwise receive any shares of Investors Common Stock or any other security of Investors, other than shares issuable under the Investors Stock Benefit Plans.

5.3.2. Investors owns all of the capital stock of Investors Savings Bank free and clear of any lien or encumbrance.

5.4.  Authority; No Violation.

5.4.1. Investors has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Investors and the completion by Investors of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Investors, and no other corporate proceedings on the part of Investors are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Investors, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by ABNJ, constitutes the valid and binding obligations of Investors, enforceable against Investors in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2. Subject to receipt of Regulatory Approvals and ABNJ’s and Investors’ compliance with any conditions contained therein, (A) the execution and delivery of this Agreement by Investors, (B) the consummation of the transactions contemplated hereby, and (C) compliance by Investors with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Investors or any Investors Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Investors or any Investors Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Investors or any Investors Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Investors.

5.5.  Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, compliance with any conditions contained therein and the filing of Articles of Combination with Bank Regulators, (b) the filing of the Certificate of Merger with the Secretary of States of the States of Delaware and New Jersey, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of Investors Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Investors Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of ABNJ, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to Investors’ Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Investors, and (y) the completion of the Merger and the Bank Merger. Investors has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6.  Financial Statements.

5.6.1. Investors has previously made available to ABNJ the Investors Financial Statements. The Investors Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Investors and the Investors Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2. At the date of each balance sheet included in the Investors Financial Statements, Investors did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Investors Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3. The records, systems, controls, data and information of Investors and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Investors or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6.3. Investors (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Investors, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Investors by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Investors’ outside auditors and the audit committee of Investors’ Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Investors’ ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Investors’ internal control over financial reporting. As of the date hereof, to the knowledge of Investors, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

5.6.4. The allowance for credit losses reflected in Investors’ audited statement of condition at June 30, 2008 was, and the allowance for credit losses shown on the balance sheets in Investors’ Securities Documents for periods ending after June 30, 2008 was or will be, adequate, as of the dates thereof, under GAAP.

5.7.  Taxes.

Investors and the Investors Subsidiaries that are at least 80 percent owned by Investors are members of the same affiliated group within the meaning of Code Section 1504(a). Investors has duly filed all federal, state and material local tax returns required to be filed by or with respect to Investors and each Investors Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Investors, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Investors and any Investors Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Investors and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Investors and each of its Subsidiaries, to the Knowledge of Investors, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8.  No Material Adverse Effect.

Investors has not suffered any Material Adverse Effect since June 30, 2008 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Investors.

5.9.  Ownership of Property; Insurance Coverage.

5.9.1. Investors and each Investors Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Investors or each Investors Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Investors Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Investors Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Investors Financial Statements. Investors and the Investors Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Investors and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Investors and each Investors Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.

5.10.  Legal Proceedings.

Except as disclosed in INVESTORS DISCLOSURE SCHEDULE 5.10, neither Investors nor any Investors Subsidiary is a party to any, and there are no pending or, to the Knowledge of Investors, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Investors or any Investors Subsidiary, (ii) to which Investors or any Investors Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of Investors to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.11.  Compliance With Applicable Law.

5.11.1. To the Knowledge of Investors, each of Investors and each Investors Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Investors nor any Investors Subsidiary has received any written notice to the contrary. The Board of Directors of Investors Savings Bank has adopted and Investors Savings Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

5.11.2. Each of Investors and each Investors Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Investors, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3. For the period beginning January 1, 2003, neither Investors nor any Investors Subsidiary has received any written notification or, to the Knowledge of Investors, any other communication from any Bank Regulator (i) asserting that Investors or any Investors Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Investors or Investors Savings Bank; (iii) requiring or threatening to require Investors or any Investors Subsidiary, or indicating that Investors or any Investors Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Investors or any Investors Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Investors or any Investors Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Investors Regulatory Agreement”). Neither Investors nor any Investors Subsidiary has consented to or entered into any currently effective Investors Regulatory Agreement. The most recent regulatory rating given to Investors Savings Bank as to compliance with the CRA is satisfactory or better.

5.11.4. Since the enactment of the Sarbanes-Oxley Act, Investors has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

5.12.  Employee Benefit Plans.

5.12.1. INVESTORS DISCLOSURE SCHEDULE 5.12 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by Investors or any Investors Subsidiary and in which employees in general may participate (the “Investors Compensation and Benefit Plans”). Each Investors Compensation and Benefit Plan has been administered in form and in operation, in all material respects with its terms and all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

5.12.2. To the Knowledge of Investors and except as disclosed in INVESTORS DISCLOSURE SCHEDULE 5.12.2, each Investors Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Investors Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Investors is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Investors, threatened action, suit or claim relating to any of the Investors Compensation and Benefit Plans (other than routine claims for benefits). Neither Investors nor any Investors Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Investors Compensation and Benefit Plan that would reasonably be expected to subject Investors or any Investors Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3. All material contributions required to be made under the terms of any Investors Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Investors or any Investors Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Investors’ consolidated financial statements to the extent required by GAAP. Investors and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Investors Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13.  Environmental Matters.

5.13.1. To the Knowledge of Investors, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Investors or any Investors Subsidiary. To the Knowledge of Investors, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Investors or any Investors Subsidiary by reason of any Environmental Laws. Neither Investors nor any Investors Subsidiary during the past five years has received any written notice from any Person that Investors or any Investors Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Investors or any Investors Subsidiary.

5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Investors’s Knowledge, threatened, before any court, governmental agency or other forum against Investors or any Investors Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Investors or any Investors Subsidiary.

5.14.  Securities Documents.

Investors has made available to ABNJ copies of its (i) annual reports on Form 10-K for the years ended June 30, 2008, 2007 and 2006, and (ii) proxy materials used or for use in connection with its meetings of shareholders held in 2008, 2007 and 2006. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.15.  Investors Common Stock

The shares of Investors Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.16.  Investors Information Supplied

The information relating to Investors and any Investors Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Investors with respect to statements made or incorporated by reference therein based on information supplied by ABNJ specifically for inclusion or incorporation by reference in the Merger Registration Statement.

ARTICLE VI

COVENANTS OF ABNJ

6.1.  Conduct of Business.

6.1.1. Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Investors, which consent will not be unreasonably withheld, conditioned or delayed, ABNJ will, and it will cause each ABNJ Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants.  ABNJ agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in ABNJ DISCLOSURE SCHEDULE 6.1.2, or consented to by Investors in writing (which consent shall not be unreasonably withheld or delayed), it will not, and it will cause each ABNJ Subsidiary not to:

(A) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law, or appoint a new director to the board directors;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of ABNJ Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the ABNJ Equity Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) ABNJ may continue to pay its regular quarterly cash dividend of $0.05 per share, with payment and record dates consistent with past practice, (ii) ABNJ may issue shares of ABNJ Common Stock upon the valid exercise, in accordance with the information set forth in ABNJ DISCLOSURE SCHEDULE 4.3.1, of presently outstanding ABNJ Options issued under the ABNJ Equity Plans, and (iii) any ABNJ Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice.

(C) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D) other than as set forth in ABNJ DISCLOSURE SCHEDULE 6.1.2(D), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on ABNJ DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, and (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees. Neither ABNJ nor any ABNJ Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that ABNJ or an ABNJ Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business.

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate ABNJ or any ABNJ Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of ABNJ or any ABNJ Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between ABNJ, or any ABNJ Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any ABNJ Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) sell or otherwise dispose of the capital stock of ABNJ or sell or otherwise dispose of any asset of ABNJ or of any ABNJ Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of ABNJ or of any ABNJ Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) voluntarily take any action which would result in any of the representations and warranties of ABNJ or American Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating ABNJ or American Bank;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which ABNJ or any ABNJ Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any securities (other than FHLB stock as required by the FHLB); or purchase any securities other than securities (i) issued by a federal government agency, and (iii) with a weighted average life of not more than one year;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the ABNJ DISCLOSURE SCHEDULE 6.12(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $1.0 million for a commercial real estate loan or $250,000 for a commercial business loan, or $500,000 for a construction loan, or in excess of $750,000 for a residential loan. In addition, the prior approval of Investors is required with respect to the foregoing: (i) any new loan or credit facility commitment to any borrower or group of affiliated borrowers whose credit exposure with American Bank, ABNJ or any ABNJ Subsidiary, in the aggregate, exceeds $5.0 million prior thereto or as a result thereof; and (ii) any new loan or credit facility commitment in any property located, outside of New Jersey.

(N) except as set forth on the ABNJ DISCLOSURE SCHEDULE 6.12(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O) enter into (or renew) any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; enter into (or renew) any structured financing transaction;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any ABNJ Employee Plan;

(S) except as set forth in ABNJ DISCLOSURE SCHEDULE 6.12(S), make any capital expenditures in excess of $25,000 individually or $75,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) except as set forth in ABNJ DISCLOSURE SCHEDULE 6.12(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) (and provided that Investors Savings Bank will be given the first opportunity to purchase any loan participation being sold) or OREO properties (other than sales of OREO which generate a net book loss of not more than $10,000 per property);

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by ABNJ or American Bank of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $75,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z) borrow or otherwise enter into any agreement (including but not limited to structured borrowings or any indebtedness the maturity date of which is in excess of 12 months) to increase the indebtedness of ABNJ or any of its subsidiaries except for liquidity and operational purposes;

(AA) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Investors and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Investors (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of Investors (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(BB) agree to do any of the foregoing.

6.2.  Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, ABNJ will cause one or more of its representatives to confer with representatives of Investors and report the general status of its ongoing operations at such times as Investors may reasonably request. ABNJ will promptly notify Investors of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving ABNJ or any ABNJ Subsidiary. Without limiting the foregoing, senior officers of Investors and ABNJ shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of ABNJ and its Subsidiaries, in accordance with applicable law, and ABNJ shall give due consideration to Investors’ input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Investors nor any Investors Subsidiary shall under any circumstance be permitted to exercise control of ABNJ or any ABNJ Subsidiary prior to the Effective Time.

6.2.2. American Bank and Investors Savings Bank shall meet on a regular basis to discuss and plan for the conversion of American Bank’s data processing and related electronic informational systems to those used by Investors Savings Bank, which planning shall include, but not be limited to, discussion of the possible termination by American Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by American Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that American Bank shall not be obligated to take any such action prior to the Effective Time and, unless American Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that American Bank takes, at the request of Investors Savings Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Investors Savings Bank shall indemnify American Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by ABNJ, or a termination of this Agreement under Section 11.1.8 or 11.1.9.

6.2.3. American Bank shall provide Investors Savings Bank, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, ABNJ shall provide Investors Savings Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. ABNJ shall promptly inform Investors upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of ABNJ or any ABNJ Subsidiary under any labor or employment law.

6.3.  Access to Properties and Records.

Subject to Section 12.1 hereof, ABNJ shall permit Investors reasonable access upon reasonable notice to its properties and those of the ABNJ Subsidiaries, and shall disclose and make available to Investors during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter ABNJ reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Investors may have a reasonable interest; provided, however, that ABNJ shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. ABNJ shall provide and shall request its auditors to provide Investors with such historical financial information regarding it (and related audit reports and consents) as Investors may reasonably request for securities disclosure purposes. Investors shall use commercially reasonable efforts to minimize any interference with ABNJ’s regular business operations during any such access to ABNJ’s property, books and records. ABNJ and each ABNJ Subsidiary shall permit Investors, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by ABNJ or any ABNJ Subsidiary. In the event any subsurface or phase II site assessments are conducted, Investors shall indemnify ABNJ and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

6.4.  Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, ABNJ will furnish to Investors copies of each annual, interim or special audit of the books of ABNJ and the ABNJ Subsidiaries made by its independent auditors and copies of all internal control reports submitted to ABNJ by such auditors in connection with each annual, interim or special audit of the books of ABNJ and the ABNJ Subsidiaries made by such auditors.

6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, ABNJ will make available to Investors the Securities Documents filed by it with the SEC under the Securities Laws. ABNJ will furnish to Investors copies of all documents, statements and reports as it or any ABNJ Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each month, American Bank will deliver to Investors a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3. ABNJ will advise Investors promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of ABNJ or any of the ABNJ Subsidiaries.

6.4.4. With reasonable promptness, ABNJ will furnish to Investors such additional financial data that ABNJ possesses and as Investors may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.  Maintenance of Insurance.

ABNJ shall maintain, and cause each ABNJ Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of theirs properties and the nature of their business.

6.6.  Disclosure Supplements.

From time to time prior to the Effective Time, ABNJ will promptly supplement or amend the ABNJ DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ABNJ DISCLOSURE SCHEDULE or which is necessary to correct any information in such ABNJ DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such ABNJ DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.  Consents and Approvals of Third Parties.

ABNJ shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8.  All Reasonable Efforts.

Subject to the terms and conditions herein provided, ABNJ agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.  Failure to Fulfill Conditions.

In the event that ABNJ determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Investors.

6.10.  No Solicitation.

(a) ABNJ shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Investors) any information or data with respect to ABNJ or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which ABNJ is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by ABNJ or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of ABNJ or otherwise, shall be deemed to be a breach of this Agreement by ABNJ. ABNJ and its Subsidiaries shall, and shall cause each of ABNJ Representative to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Investors), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving ABNJ or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of ABNJ or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of ABNJ and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of ABNJ or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of ABNJ or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.10(a), ABNJ may take any of the actions described in clause (ii) of Section 6.10(a) if, but only if, (i) ABNJ has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (ii) ABNJ Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would be inconsistent with its fiduciary duties to ABNJ’s shareholders under applicable law; (iii) ABNJ has provided Investors with at least two (2) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to ABNJ or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, ABNJ receives from such Person a confidentiality agreement with terms no less favorable to ABNJ than those contained in the Confidentiality Agreement. ABNJ shall promptly provide to Investors any non-public information regarding ABNJ or its Subsidiaries provided to any other Person that was not previously provided to Investors, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that ABNJ Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of ABNJ Common Stock or all, or substantially all, of the assets of ABNJ and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of ABNJ Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to ABNJ’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to ABNJ’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) ABNJ shall promptly (and in any event within twenty-four (24) hours) notify Investors in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, ABNJ or any ABNJ Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. ABNJ agrees that it shall keep Investors informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the ABNJ Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Investors in connection with the transactions contemplated by this Agreement (including the Merger), the ABNJ Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with ABNJ Shareholders Meeting or otherwise, inconsistent with the ABNJ Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the ABNJ Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause ABNJ or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring ABNJ to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.10(d), prior to the date of ABNJ Shareholders Meeting, the ABNJ Board may approve or recommend to the shareholders of ABNJ a Superior Proposal and withdraw, qualify or modify ABNJ Recommendation in connection therewith (a “ABNJ Subsequent Determination”) after the fourth (4th) Business Day following Investors’ receipt of a notice (the “Notice of Superior Proposal”) from ABNJ advising Investors that the ABNJ Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that ABNJ shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that ABNJ proposes to accept) if, but only if, (i) the ABNJ Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that it is required to take such actions to comply with its fiduciary duties to ABNJ’s shareholders under applicable law, (ii) during the four (4) Business Day Period after receipt of the Notice of Superior Proposal by Investors, ABNJ and the ABNJ Board shall have cooperated and negotiated in good faith with Investors to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable ABNJ to proceed with the ABNJ Recommendation without a ABNJ Subsequent Determination; provided, however, that Investors shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such four (4) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Investors since its receipt of such Notice of Superior Proposal, ABNJ Board has again in good faith made the determination (A) in clause (i) of this Section 6.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the ABNJ Recommendation or the making of a ABNJ Subsequent Determination by the ABNJ Board shall not change the approval of the ABNJ Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f) Nothing contained in this Section 6.10 shall prohibit ABNJ or the ABNJ Board from complying with ABNJ’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in ABNJ Recommendation unless ABNJ Board reaffirms ABNJ Recommendation in such disclosure.

6.11.  Reserves and Merger-Related Costs.

ABNJ agrees to consult with Investors with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Investors and ABNJ shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Investors shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until Investors shall have irrevocably certified to ABNJ that all conditions set forth in Article IX to the obligation of Investors to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

6.12.  Board of Directors and Committee Meetings.

ABNJ and American Bank shall permit representatives of Investors to attend any meeting of the Board of Directors of ABNJ and/or American Bank or the Executive and Loan Committees thereof as an observer (the “Observer”), provided that neither ABNJ nor American Bank shall be required to permit the Investors representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of ABNJ or American Bank or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to Investors’ participation.

ARTICLE VII

COVENANTS OF INVESTORS

7.1.  Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of ABNJ, which consent will not be unreasonably withheld, Investors will, and it will cause each Investors Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2.  Current Information.

During the period from the date of this Agreement to the Effective Time, Investors will cause one or more of its representatives to confer with representatives of ABNJ and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as ABNJ may reasonably request. Investors will promptly notify ABNJ, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of material litigation involving Investors and any Investors Subsidiary. Investors shall be reasonably responsive to requests by ABNJ for access to such information and personnel regarding Investors and its Subsidiaries as may be reasonably necessary for ABNJ to confirm that the representations and warranties of Investors contained herein are true and correct and that the covenants of Investors contained herein have been performed in all material respects; provided, however, that Investors shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Investors’ reasonable judgment, would interfere with the normal conduct of Investors’ business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.3.  Financial and Other Statements.

Investors will make available to ABNJ the Securities Documents filed by it with the SEC under the Securities Laws. Investors will furnish to ABNJ copies of all documents, statements and reports as it or Investors Savings Bank file with the FDIC or any other Bank Regulator with respect to the Merger. Investors will furnish to ABNJ copies of all documents, statements and reports as it or any Investors Subsidiary sends to the shareholders of Investors.

7.4.  Disclosure Supplements.

From time to time prior to the Effective Time, Investors will promptly supplement or amend the Investors DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Investors DISCLOSURE SCHEDULE or which is necessary to correct any information in such Investors DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such Investors DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5.  Consents and Approvals of Third Parties.

Investors shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6.  All Reasonable Efforts.

Subject to the terms and conditions herein provided, Investors agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7.  Failure to Fulfill Conditions.

In the event that Investors determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify ABNJ.

7.8.  Employee Benefits.

7.8.1. Investors will review all ABNJ Compensation and Benefit Plans to determine, subject to Section 7.8.3, whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by ABNJ or any ABNJ Subsidiary are changed or terminated by Investors, in whole or in part, Investors shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Investors or applicable Investors Subsidiary (as of the date any such compensation or benefit is provided). Employees of ABNJ or any ABNJ Subsidiary who become participants in an Investors Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of ABNJ or American Bank or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given for any purpose under the Investors ESOP, and provided further, that credit for benefit accrual purposes will be given only for purposes of Investors vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of Investors. This Agreement shall not be construed to limit the ability of Investors or Investors Savings Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.8.2. Subject to the occurrence of the Effective Time, the ABNJ ESOP shall be terminated immediately prior to and effective as of the Effective Time (all shares held by the ABNJ ESOP shall be converted into the right to receive the Merger Consideration, as elected by the ABNJ ESOP participants), all outstanding ABNJ ESOP indebtedness shall be repaid, and the balance of the shares and any other assets remaining in the Loan Suspense Account (as such term is defined in the ABNJ ESOP) shall be allocated and distributed to ABNJ ESOP participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the ABNJ ESOP and unless otherwise required by applicable law. Prior to the Effective Time, ABNJ, and following the Effective Time, Investors shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ABNJ ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). ABNJ and following the Effective Time, Investors, will adopt such amendments to the ABNJ ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither ABNJ, nor following the Effective Time, Investors, shall make any distribution from the ABNJ ESOP except as may be required by applicable law until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section 7.8.2 and the terms of the ABNJ ESOP, the terms of the ABNJ ESOP shall control; however, in the event of any such conflict, ABNJ before the Merger and Investors after the Merger, shall use their best efforts to cause the ESOP to be amended to conform to the requirements of this Section.

7.8.3. The payments and benefits that would be required to be made under the employment agreements, Executive Salary Continuation Agreements and split dollar agreements between (i) ABNJ and/or American Bank and (ii) each of the following individuals, Messrs. Kliminski, Kowal, Heyer, Bzdek and Gaccione, Jr. and Ms. Bringuier, assuming a termination of employment as of the Effective Time and to any current or former director under the Directors Consultation and Retirement Plan assuming a termination of service as of the Effective Time shall be made, unless otherwise set forth herein, immediately prior to the Effective Time, and in accordance with the principles set forth in such agreements and in INVESTORS DISCLOSURE SCHEDULE 7.8.3 Each of the individuals referenced in this Section 7.8.3 entitled to a payment under the agreements shall sign an acknowledgement in connection with the execution of this Agreement, which shall be included in INVESTORS DISCLOSURE SCHEDULE 7.8.3, agreeing to the application of the principles set forth in this Section, which acknowledgement shall also include explanatory detail and analysis as to the method of the calculation of the payments and benefits due. INVESTORS DISCLOSURE SCHEDULE 7.8.3 shall also include the form of the acknowledgment and release that each executive and director or former director shall sign in connection with any payment and/or provision of benefits under their respective agreements.

7.8.4. Any employee of ABNJ or any ABNJ Subsidiary who is not a party to an employment, change in control or severance agreement or contract providing severance payments shall, at the Effective Time, be covered by and eligible to receive severance benefits under the severance plan set forth in ABNJ DISCLOSURE SCHEDULE 7.8.4 in accordance with the terms of such plan or policy.

7.8.5. In the event of any termination or consolidation of any ABNJ health plan with any Investors health plan, Investors shall make available to employees of ABNJ or any ABNJ Subsidiary who continue employment with Investors or a Investors Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to Investors employees. Unless a Continuing Employee affirmatively terminates coverage under a ABNJ health plan prior to the time that such Continuing Employee becomes eligible to participate in the Investors health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the ABNJ health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Investors and their dependents. In the event of a termination or consolidation of any ABNJ health plan, terminated ABNJ employees and qualified beneficiaries will have the right to continued coverage under group health plans of Investors in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any ABNJ health plan, or consolidation of any ABNJ health plan with any Investors health plan, any coverage limitation under the Investors health plan due to any pre-existing condition shall be waived by the Investors health plan to the degree that such condition was covered by the ABNJ health plan and such condition would otherwise have been covered by the Investors health plan in the absence of such coverage limitation. Continuing Employees who cease participating in an ABNJ health plan and become participants in a comparable Investors health plan shall receive credit for any co-payment and deductibles paid under ABNJ’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Investors health plan, upon substantiation, in a form satisfactory to Investors or Investors’ health insurance carrier that such co-payment and/or deductible has been satisfied.

7.9.  Directors and Officers Indemnification and Insurance.

7.9.1. For a period of six years after the Effective Time, Investors shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of ABNJ or a ABNJ Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Investors, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of ABNJ or a ABNJ Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent that such Indemnified Parties were entitled to indemnification under applicable New Jersey and federal law and under ABNJ’s Certificate of Incorporation and Bylaws. This right of indemnification shall include the right to be paid expenses in advance of the final disposition of any such action or proceeding upon receipt of an undertaking to repay such advance payments if it shall be adjudicated or determined that such Indemnified Party is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify Investors (but the failure so to notify Investors shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure materially prejudices Investors) and shall deliver to Investors the undertaking referred to in the previous sentence.

7.9.2. In the event that either Investors or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Investors shall assume the obligations set forth in this Section 7.9.

7.9.3. Investors shall maintain, or shall cause Investors Savings Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of ABNJ (provided, that Investors may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Investors be required to expend pursuant to this Section 7.9.3 more than 175% of the annual cost currently expended by ABNJ with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Investors shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, ABNJ agrees in order for Investors to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.4. The obligations of Investors provided under this Section 7.9 are intended to be enforceable against Investors directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Investors.

7.10.  Stock Listing.

Investors agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the Investors Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Investors Common Stock to be issued in the Merger.

7.11.  Stock and Cash Reserve.

Investors agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1.  ABNJ Shareholder Meeting.

ABNJ will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “ABNJ Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in ABNJ’s reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the ABNJ shareholders.

8.2.  Proxy Statement-Prospectus.

8.2.1. For the purposes (x) of registering Investors Common Stock to be offered to holders of ABNJ Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the ABNJ Shareholders Meeting, Investors shall draft and prepare, and ABNJ shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the ABNJ shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Investors shall file the Merger Registration Statement, including the Proxy

Statement-Prospectus, with the SEC. Each of Investors and ABNJ shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and ABNJ shall thereafter promptly mail the Proxy Statement-Prospectus to the ABNJ shareholders. Investors shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and ABNJ shall furnish all information concerning ABNJ and the holders of ABNJ Common Stock as may be reasonably requested in connection with any such action.

8.2.2. ABNJ shall provide Investors with any information concerning itself that Investors may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Investors shall notify ABNJ promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to ABNJ promptly copies of all correspondence between Investors or any of their representatives and the SEC. Investors shall give ABNJ and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give ABNJ and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Investors and ABNJ agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of ABNJ Common Stock entitled to vote at the ABNJ Shareholders Meeting hereof at the earliest practicable time.

8.2.3. ABNJ and Investors shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, ABNJ shall cooperate with Investors in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Investors shall file an amended Merger Registration Statement with the SEC, and ABNJ shall mail an amended Proxy Statement-Prospectus to the ABNJ shareholders.

8.3.  Regulatory Approvals.

Each of ABNJ and Investors will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. ABNJ and Investors will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of ABNJ, Investors to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. ABNJ shall have the right to review and approve in advance all characterizations of the information relating to ABNJ and any ABNJ Subsidiary, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. Investors shall give ABNJ and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give ABNJ and its counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Investors will file a regulatory application with the FRB for approval to issue shares in Merger within 30 days of the date hereof.

ARTICLE IX

CLOSING CONDITIONS

9.1.  Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of ABNJ.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. Subject to Section 3.5, all Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Investors, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of ABNJ, American Bank and Investors or materially impair the value of ABNJ or American Bank to Investors.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Investors Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. Nasdaq Listing. The shares of Investors Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.1.6. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Investors shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., reasonably acceptable in form and substance to Investors and ABNJ, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinions described in this Section 9.1.6, the law firm may require and rely upon customary representations contained in certificates of officers of Investors and ABNJ and their respective Subsidiaries. This condition shall not apply if the Merger proceeds under Section 3.5.

9.2.  Conditions to the Obligations of Investors under this Agreement.

The obligations of Investors under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of ABNJ set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and ABNJ shall have delivered to Investors a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of ABNJ as of the Effective Time.

9.2.2. Agreements and Covenants. ABNJ shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Investors shall have received a certificate signed on behalf of ABNJ by the Chief Executive Officer and Chief Financial Officer of ABNJ to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. ABNJ shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.2.4. No Material Adverse Effect. Since September 30, 2007, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ABNJ.

ABNJ will furnish Investors with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Investors may reasonably request.

9.3.  Conditions to the Obligations of ABNJ under this Agreement.

The obligations of ABNJ under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of Investors set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and Investors shall have delivered to ABNJ a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Investors as of the Effective Time.

9.3.2. Agreements and Covenants. Investors shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and ABNJ shall have received a certificate signed on behalf of Investors by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. Investors shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.3.4. Payment of Merger Consideration. Investors shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide ABNJ with a certificate evidencing such delivery.

9.3.5. No Material Adverse Effect. Since June 30, 2008, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Investors. This condition shall not apply if the Merger proceeds under Section 3.5.

Investors will furnish ABNJ with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as ABNJ may reasonably request.

ARTICLE X

THE CLOSING

10.1.  Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m., or at such other place or time upon which Investors and ABNJ mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2.  Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Investors and ABNJ the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, Investors shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1.  Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of ABNJ:

11.1.1. At any time by the mutual written agreement of Investors and ABNJ;

11.1.2. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by ABNJ) or Section 9.3.1 (in the case of a breach of a representation or warranty by Investors);

11.1.3. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by ABNJ) or Section 9.3.2 (in the case of a breach of covenant by Investors);

11.1.4. At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Investors and ABNJ; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By the Board of Directors of either party if the shareholders of ABNJ shall have voted at its shareholders’ meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6. By the Board of Directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8. By the Board of Directors of Investors if ABNJ has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of ABNJ has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Investors.

11.1.9. By the Board of Directors of ABNJ if ABNJ has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of ABNJ has made a determination to accept such Superior Proposal.

11.1.10. By ABNJ, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five-day period commencing on and following the Determination Date, such termination to be effective on the 10th day following such Determination Date (“Effective Termination Date”), if both of the following conditions are satisfied:

(i) The Investors Market Value on the Determination Date is less than $10.85; and

(ii) the number obtained by dividing the Investors Market Value on the Determination Date by the Initial Investors Market Value (“Investors Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.20;

subject, however, to the following three sentences. If ABNJ elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to Investors. During the five business day period commencing with its receipt of such notice, Investors shall have the option of paying additional Merger Consideration in the form of Investors Common Stock, cash, or a combination of Investors Common Stock and cash so that the Aggregate Investors Share Amount shall be valued at the lesser of (i) the product of 0.80 and the Initial Investors Market Value or (ii) the product obtained by multiplying the Index Ratio by the Initial Investors Market Value. If within such five business day period, Investors delivers written notice to ABNJ that it intends to proceed with the Merger by paying such additional consideration, as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 11.1.10 and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified). Moreover, this Section 11.1.10 shall not apply if the Merger proceeds in accordance with the provisions of Section 3.5.

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Mergers have been received (disregarding any waiting period).

“Final Index Price” means the average of the daily closing value of the Index for the five consecutive trading days immediately preceding the Determination Date.

“Initial Index Price” means the closing value of the Index on the trading day ended two days preceding the execution of this Agreement.

“Index Group” means the SNL Thrift Index.

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

“Initial Investors Market Value” means $13.56, adjusted if applicable as indicated in the last sentence of Section 11.1.10.

“Investors Market Value” shall be the average of the daily closing sales prices of a share of Investors Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Determination Date.

If Investors declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices of Investors Common Stock shall be appropriately adjusted for the purposes of applying this Section 11.1.10.

11.2.  Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of Investors’ willingness, and in order to induce Investors, to enter into this Agreement, and to reimburse Investors for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, ABNJ hereby agrees to pay Investors, and Investors shall be entitled to payment of a fee of $5.6 million (the “Investors Fee”), within three business days after written demand for payment is made by Investors, following the occurrence of any of the events set forth below:

(i) ABNJ terminates this Agreement pursuant to Section 11.1.9 or Investors terminates this Agreement pursuant to Section 11.1.8; or

(ii) The entering into a definitive agreement by ABNJ relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving ABNJ within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Investors pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by ABNJ; or (ii) the failure of the shareholders of ABNJ to approve this Agreement after the occurrence of an Acquisition Proposal.

(D) If demand for payment of the Investors Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then Investors will not have any other rights or claims against ABNJ, its Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Investors Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Investors against ABNJ and its Subsidiaries and their respective officers and directors.

11.3.  Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of ABNJ), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of ABNJ, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to ABNJ’s shareholders pursuant to this Agreement, except as provided in Section 3.5 hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1.  Confidentiality.

Except as specifically set forth herein, Investors and ABNJ mutually agree to be bound by the terms of the confidentiality agreements dated October 14, 2008 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2.  Public Announcements.

ABNJ and Investors shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither ABNJ nor Investors shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.  Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.  Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to ABNJ, to:	Joseph Kliminski Chief Executive Officer American Bancorp of New Jersey, Inc. 365 Broad Street Bloomfield, New Jersey 07003 Fax: (973) 748-8088
With required copies to:	James S. Fleischer, Esq. Silver, Freedman & Taff, L.L.P. 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 Fax: (202) 337-5502

If to Investors, to:	Kevin Cummings President and Chief Executive Officer Investors Bancorp, Inc. 101 JFK Parkway Short Hills, New Jersey 07078 Fax: (973) 924-5192
With required copies to:	John J. Gorman, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015 Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5.  Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except as provided in Article III and Sections 7.8.2 and 7.9, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.  Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7.  Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

12.8.  Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.  Governing Law

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

12.10.  Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

12.11.  Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.12.  Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, Investors and ABNJ have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

Investors Bancorp, Inc.

Dated: December 14, 2008	By: /s/ Kevin Cummings Name: Kevin Cummings Title: President and Chief Executive Officer

American Bancorp of New Jersey, Inc.

Dated: December 14, 2008	By: /s/ Joseph Kliminski Name: Joseph Kliminski Title: Chief Executive Officer